Crompton

NEWS

CONTACTS:

Investors: William Kuser (203) 573-2213

Media: Mary Ann Dunnell (203) 573-3034

CROMPTON ANNOUNCES $40 MILLION COST-REDUCTION INITIATIVE

Middlebury, Conn., October 22, 2003 Crompton Corporation (NYSE: CK) today announced cost and workforce reductions designed to streamline operations, strengthen the company's competitive cost position and provide a strong platform for future growth. The restructuring initiative is expected to result in $40 million in annual pretax savings in 2004.

The cost-reduction program is expected to result in a total cash charge of approximately $15-18 million, of which $10.4 million was recognized in the third quarter with the balance expected to be recognized primarily in the fourth quarter of this year.

Crompton is right sizing its support structure following the July 31, 2003 divestiture of its organosilicones business to General Electric Company, which resulted in the transferring of approximately 1,200 organosilicones employees to GE. On July 31, 2003, Crompton also acquired GE's Specialty Chemicals business, including 230 employees who are located primarily at a plant in Morgantown, West Virginia.

"To remain an efficient, effective and competitive organization in the global marketplace, we are being proactive in adjusting our cost structure following the OSi divestiture," said Vincent A. Calarco, Crompton's chairman, president and chief executive officer. "We have reassessed our portfolio to ensure the proper allocation of resources to those businesses positioned for future growth."

Crompton's 5,700-person global workforce will be reduced by approximately 375 jobs, or seven percent.

With the acquisition of GE's Specialty Chemicals business, Crompton has become one of the world's largest plastics additives producers and marketers. "Combining our plastics additives expertise and broad portfolio with our polymer-processing capabilities gives us a distinct position in our industry," Calarco said. "Our job now is to capitalize on it.

"We are looking at a number of growth initiatives including offering customized product packages to plastics additives purchasers; increasing our exposure in key growth regions, particularly Asia; extending our product lines; improving sourcing and supply chain management; and researching new market applications for our products," Calarco said. "And, we remain steadfastly committed to debt reduction. Our goal is to become stronger and more competitive in the marketplace."

Crompton Corporation, with annual sales from continuing operations of approximately $2.1 billion, is a producer and marketer of specialty chemicals and polymer products and equipment providing the solutions, service and value our customers need to succeed. Additional information is available at www.cromptoncorp.com.

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Forward-Looking Statements

Certain statements made in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, general economic conditions, the outcome and timing of antitrust investigations and related civil lawsuits to which the Company is subject, pension and other post-retirement benefit plan assumptions, energy and raw material prices and availability, production capacity, changes in interest rates and foreign currency exchange rates, changes in technology, market demand and customer requirements, the enactment of more stringent environmental laws and regulations, and other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. These statements are based on our estimates and assumptions and on currently available information. The forward-looking statements include information concerning our possible or assumed future results of operations, and the Company's actual results may differ significantly from the results discussed. Forward-looking information is intended to reflect opinions as of the date this release was issued and such information will not necessarily be updated by the Company.